Exhibit 10.2

JOHNSON CONTROLS, INC.
AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT

In consideration of the employment of the undersigned employee (“Executive”) by Johnson Controls, Inc., or its affiliated companies (“Company”), it is agreed between Executive and Company as follows in lieu of and superseding any other agreements or commitments relating to such employment including the Prior Agreement (as defined below), whether written or oral and whether past or present, unless expressly included or incorporated herein:

1.             DUTIES.  The Company agrees to employ Executive as a manager with duties and responsibilities which the Company, acting through its Board of Directors, in its sole discretion believes are appropriate to Executive’s skills, training and experience.  Executive agrees to perform such assigned duties by devoting full time, due care, loyalty and best efforts thereto and complying with all applicable laws and the requirements of the Company’s policies and procedures on employee conduct, including but not limited to the Ethics and no-harassment policies.

2.             TERM.  This Agreement will be for an initial period of one year, and will thereafter automatically renew for successive one-year periods unless terminated as provided in Section 4, replaced or amended as provided in Section 5, or superseded as provided in Section 6; provided that this Agreement shall terminate, but be subject to automatic renewal as provided above, on the date that the Executive Employment Agreement, dated January 17, 2008, between Executive and the Company (the “Prior Agreement”) would have terminated had the Prior Agreement not been superseded by this Agreement.

3.             COMPENSATION.  Executive shall be paid or be eligible for the base salary, bonuses, and benefits set forth in Exhibit A, subject to the terms and conditions set forth in this Section, Exhibit A and in Section 4.  The salary, benefits, and bonuses will be reviewed and adjusted periodically in accordance with the Company’s policies then in existence.  Those policies and any benefit and bonus programs may be amended from time to time at the Company’s discretion.

4.             TERMINATION.  Executive’s employment with the Company may be terminated as follows, and Executive’s sole right to receive compensation, benefits, or bonuses after the termination shall be exclusively as set forth below.  At the time of any such termination, upon request of the Company, Executive shall be deemed to have resigned from all positions and board memberships of the Company and its subsidiaries and affiliates.

(a)           DEATH.  If Executive dies during the term of this Agreement, this Agreement shall terminate and the Company shall be obligated to pay a lump sum payment equal to six (6) months of Executive’s monthly base salary to the beneficiaries set out in Exhibit A, or to his estate if no beneficiaries have been designated, no later than thirty (30) days after the date of the Executive’s death.  However, all benefit plans or bonuses in effect upon Executive’s death shall operate in accordance with their terms covering death of the Executive or terminate immediately if silent.

(b)           DISABILITY.  If Executive becomes disabled during the term of this Agreement, the Company may terminate Executive’s employment and this Agreement, and Executive’s sole remedy shall be to the Company’s Short and Long Term Disability Policies in effect at that time and Executive’s “disability” shall be determined in accordance with such plan provisions.  All other bonuses and benefits in effect at that time shall operate in accordance with their provisions relating to disability or terminate if there is no such provision.

(c)           BY EMPLOYEE.  Executive may terminate his or her employment and this Agreement at any time for any reason, including resignation or retirement.  All compensation, bonuses, or benefits in effect at that time shall cease as of the date of termination, unless specifically provided otherwise with respect to voluntary terminations in the applicable bonus or benefit policies.  Without limiting the Company’s discretion generally, the Company specifically reserves the right to grant or not grant stock options, restricted stock, bonuses or other awards to an employee who has voluntarily terminated employment or announced his intention to do so.

(d)           FOR CAUSE.  The Company may terminate Executive for (i) theft, dishonesty, fraudulent misconduct, violation of Section 7 or 8 of this Agreement, gross dereliction of duty, grave misconduct injurious to the Company or serious violation of the law or the Company’s policies and procedures on employee conduct or (ii) an action or event directly or indirectly relating to the Executive that occurs or becomes known to the Board of Directors after December 15, 2015 that the Board determines in its sole discretion (by a vote of two-thirds of the disinterested members thereof) damages the reputation of the Company, is a source of disruption to the business of the Company or negatively impacts the ability of the Executive to lead the management of the Company; provided, however, that prior to any termination under clause (ii), the Company shall give the Executive no less than two (2) business days prior notice of its intent to effect such termination and Executive may elect during the period of such notice to terminate his employment under Sec. 4.c. but such termination by Executive shall not be effective unless he shall have delivered to the Company and not revoked a release, waiver and covenant not to sue substantially in the form attached as Exhibit B hereto (the “Release”).  In the event the Company terminates Executive for cause hereunder, the Executive shall not be due any compensation, bonuses or benefits after the Termination Date unless earned in full prior to such date in accordance with the applicable provisions of the plan or plans.  The Company, if allowed by law, may set off losses, fines or damages the Executive has caused it as a result of such misconduct.

(e)           WITHOUT CAUSE.  The Company, acting through its Board of Directors, may terminate Executive for any reason other than as set out in Sec. 4. a. - d.  In such an event, Executive shall receive a severance allowance under the Company’s severance policy in effect at that time provided Executive signs and does not revoke the Release; however, in no event shall such benefits be less than Executive’s base salary for one (1) year or twice the severance payments provided under the then current severance policy, whichever is greater.  The severance payment shall be paid in a single sum as soon as practicable, but in no event more than ten (10) business days, following the date of Executive’s separation from service.  Executive shall also receive any bonus or benefits in effect at that time under plan provisions for terminations without cause or none if such plans are silent.  For purposes hereof, whether Executive has separated from service will be determined pursuant to the provisions of

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Section 409A of the Internal Revenue Code of 1986, as amended, which will generally occur when the Executive terminates employment from the Company and its affiliates (within the meaning of Section 414(b) and (c) of the Internal Revenue Code of 1986, as amended, provided that the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears in the regulations thereunder).  Executive will be presumed to have terminated employment when the level of bona fide services provided by Executive to the Company and its affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by Executive, on average, during the immediately preceding 36 months (or such lesser period of service); provided that if Executive takes a leave of absence from the Company or an affiliate for purposes of military leave, sick leave or other bona fide leave of absence, Executive will not be deemed to have a separation from service for the first six (6) months of the leave of absence, or if longer, for so long as Executive’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to Executive’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six (6) months or more, and such impairment causes Executive to be unable to perform the duties of his position with the Company or an affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of twenty-nine (29) months without causing a separation from service.

5.             AMENDMENT.  The Company may at any time in its discretion amend, modify or replace this Agreement; however, such changes shall not reduce the benefits provided Executive for termination without cause under Sec. 4.e.

6.             CHANGE OF CONTROL.  In the event there is a “change of control” in the Company, as such term is defined in the Agreement attached as Exhibit C, then the Agreement set forth in Exhibit C shall supersede and replace this Agreement in all respects.  Notwithstanding the foregoing, the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 24, 2016, by and among the Company, Tyco International plc, an Irish public limited company (“Parent”), and Jagara Merger Sub, LLC, a Wisconsin limited liability company and an indirect, wholly owned subsidiary of Parent, shall be deemed to constitute a “change of control” of the Company and the Agreement set forth in Exhibit C shall supersede and replace this Agreement in all respects upon such consummation.

7.             NONCOMPETITION.  (a)  Executive agrees that for a period of one year after the termination of active employment hereunder, he shall not, except as permitted by the Company’s prior written consent, in any capacity in which Confidential Information or Trade Secrets of the Company would reasonably be regarded as useful, engage in, be employed by, or in any way advise or act for any business which is a competitor of the Company with respect to the products or services provided by any division or group within the Company to which Executive devoted substantial attention in the year preceding termination of employment with the Company, and within the national and international geographic markets served by any such division or group.  This restriction shall also apply to any ownership or other financial interest in such a competitor except the ownership of less than five percent of the shares of any corporation whose shares are listed on a recognized stock exchange or trade in an over-the-counter market.  Depending on the scope of Executive’s responsibilities in the year preceding termination of employment with the Company, this covenant could potentially apply to a geographic area

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coextensive with the Company’s operations, including but not limited to all of North America and the European Economic Community.  This covenant shall survive the termination of this Agreement.

(b)           REMEDIES.  The Executive acknowledges and agrees that the terms of Section 7 and 8:  (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information.  The Executive further acknowledges and agrees that (x) the Executive’s breach of the provisions of Section 7 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits.  The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.  The Parties further acknowledge and agree that the provisions of Section 10(d) below are accurate and necessary because (A) this Agreement is entered into in the State of Wisconsin, (B) as of the Effective Date, Wisconsin will have a substantial relationship to the Parties and to this transaction, (C) as of the date of this Agreement, Wisconsin is the headquarters state of the Company, which has operations globally and has a compelling interest in having its employees treated uniformly, (D) the use of Wisconsin law provides certainty to the Parties in any covenant litigation in the United States, and (E) enforcement of the provision of this Section 7 would not violate any fundamental public policy of Wisconsin or any other jurisdiction.  If any of the provisions of Sections 7 or 8 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law.  If any of the provisions of Sections 7 or 8 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.

8.             CONFIDENTIAL INFORMATION.  (a)  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies (“Confidential Information”) and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  During employment and for two years after termination of the Executive’s employment with the Company, the Executive, except as may otherwise be required by law or legal process, shall not use any such information except on behalf of the Company and shall not communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.  This covenant shall survive the termination of this Agreement.  Nothing in this paragraph is intended or shall be construed to limit in any way Executive’s independent duty not to misappropriate Trade Secrets of the Company.

(b)           “Trade Secret” means information of the Company, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent

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economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts by the Company to maintain its secrecy that are reasonable under the circumstances.  During employment with the Company, Executive shall preserve and protect Trade Secrets of the Company from unauthorized use or disclosure, and after termination of such employment, Executive shall not use or disclose any Trade Secret of the Company until such time as that Trade Secret is no longer a secret as a result of circumstances other than a misappropriation involving the Executive.

9.             MANDATORY ARBITRATION.  As a condition of his employment with the Company, and in consideration for that employment, Executive agrees that if he has any legal disputes with the Company or its supervisors, managers, directors, or agents concerning his employment or termination of employment, those disputes will be brought and resolved exclusively through binding arbitration.  For example, any claims by the Executive that he has been demoted, denied promotion, or discharged because of age discrimination, race discrimination, or unlawful retaliation will be resolved through binding arbitration.  Arbitrations involving employment issues under this provision will be conducted pursuant to the terms and conditions of the Company’s Employment Dispute Resolution Program (copy attached), except that use of arbitration under the Program to resolve employment disputes will be mandatory rather than voluntary.  Arbitrations under this agreement will be conducted pursuant to the procedural rules established for resolving employment disputes by the American Arbitration Association (copy available).  By signing this Agreement, Executive releases and waives any right he has to resolve employment disputes (including claims of unlawful discharge) through filing a lawsuit in court, and agrees instead that the disputes will be resolved exclusively though binding arbitration.  Because Executive is giving up the legal right to file a lawsuit against the Company or its supervisors, managers, directors, or agents involving any and all legal disputes arising from his employment or termination of employment, the Company encourages him to consult with an attorney prior to signing this Agreement.  Executive understands that he has twenty-one days to consider whether to sign this agreement.  If he signs it, for a period of seven days following the signing he may revoke the agreement.  In order to make the revocation effective, he must deliver a signed revocation to the Company within the seven-day revocation period.  Notwithstanding the foregoing, Executive agrees that the Company may seek enforcement of Sections 7 and 8 of this Agreement by filing an action in a court of competent jurisdiction seeking temporary, preliminary and permanent injunctive relief and such other relief as may be necessary to protect the Company from threatened, imminent, or existing irreparable harm.

10.          MISCELLANEOUS.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Executive hereby grants the Company unlimited authority to assign its rights under this Agreement and consents to any and all such assignments.

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(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and at the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d)           This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(e)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

To the address appearing immediately below Executive’s signature.

If to the Company:

Johnson Controls, Inc.
5757 North Green Bay Avenue
Milwaukee, WI 53209
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(f)            The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g)           The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, Johnson Controls, Inc. has caused these presents to be executed in its name on its behalf, all as of the day and year written below.

ALEX A. MOLINAROLI			JOHNSON CONTROLS, INC.

/s/Alex A. Molinaroli		By:	/s/Brian J. Stief

Date:	January 24, 2016	Title:	Executive Vice President and Chief Financial Officer

		Date:	January 24, 2016

JOHNSON CONTROLS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT A

Executive:	Alex Molinaroli

Base Salary:	USD 1,622,000 as of Oct 01, 2015

Benefits:

Executive is eligible to participate in the following benefits provided by Johnson Controls, Inc., in addition to those benefits provided all salaried employees. However, Executive is not assured an award under any such benefit in any year. Each award will be granted each year in accordance with the terms of the benefit plan.

Omnibus Plan

• Annual Incentive Performance Plan

• Long Term Incentive Performance Program

• Stock Option Program

• Restricted Stock Program

Executive Deferred Compensation Plan

Retirement Restoration Plan

Executive Survivor Benefits Plan

Flexible Perquisites Program

Automobile

Participation:

Participant is subject to the applicable terms of the plan. In addition to any vesting and/or forfeiture provision that may apply under the applicable plan, the Company reserves the right, at its discretion, to revoke or forfeit some or all of the stock options, restricted stock or other stock based awards with respect to a fiscal year, and/or to pay all, some, or no bonuses with respect to a fiscal year if the Executive voluntarily resigns his/her employment or is discharged for cause prior to the end of the applicable fiscal year. In all other instances, the terms of the respective plans shall apply.

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Beneficiaries:

The following beneficiaries will receive death benefits provided under the above benefits unless beneficiaries have been designated under a specific Benefit plan by the Executive. If more than one beneficiary is listed, each beneficiary, if living at the time of payment, will share equally, unless an unequal allocation has been expressly indicated.

	Name:	Relationship

	Name:	Relationship

	Name:	Relationship

	Name:	Relationship

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JOHNSON CONTROLS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT B

GENERAL RELEASE OF CLAIMS

In accordance with the Amended and Restated Executive Employment Agreement between Johnson Controls, Inc. (the “Company”) and Alex Molinaroli (the “Executive”) dated as of December 15, 2015 (the “Employment Agreement”), and as a precondition to the receipt of certain benefits set forth in the Employment Agreement or other Company documents and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive agree to this General Release of Claims (“Agreement”) as follows:

1.             Release of All Claims.  Except as set forth in Section 2 below, the Executive, and anyone claiming through the Executive or on the Executive’s behalf, hereby waive and release the Company and the other Released Parties (defined in Section 3, below) with respect to any and all claims, whether currently known or unknown, that the Executive now has or has ever had against the Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which the Executive signs this Agreement.  Without limiting the generality of the foregoing, the claims waived and released by the Executive hereunder include, but are not limited to:

(a)           all claims arising out of or related in any way to the Executive’s employment, compensation, other terms and conditions of employment, or termination from employment with the Company, including without limitation all claims for any compensation payments, bonus, severance pay, equity, or any other compensation or benefit, and all claims arising under the Employment Agreement;

(b)           all claims that were or could have been asserted by the Executive or on his behalf:  (i) in any federal, state, or local court, commission, or agency; or (ii) under any common law theory (including without limitation all claims for breach of contract (oral, written or implied), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel, unjust enrichment, and any other contract, tort or other common law claim of any kind); and

(c)           all claims that were or could have been asserted by the Executive or on his behalf under:  (i) the Age Discrimination in Employment Act (“ADEA”), as amended; and (ii) any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law, including without limitation under any of the following laws, as amended from time to time:  Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§ 1981 & 1981a, the Americans with Disabilities Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, and the Wisconsin Fair Employment Law.

2.             Exclusions.  Notwithstanding the foregoing, the releases and waivers in Section 1 shall not apply to any or all of the following:  (a) any claim for unemployment or workers’ compensation, (b) any claim to be paid in full all wages, salary, and compensation earned as of the date of termination; (c) any claim for reimbursement of business expenses incurred in the course of Executive’s employment by the Company and in accordance with the Company’s business expense reimbursement policy; (d) unemployment; (e) vested rights upon termination in certain of the Company’s group benefit plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (f) any right to indemnification that the Executive may have under the Company’s bylaws or applicable law; or (g) any claim that by law is non-waivable.

3.             Released Parties.  The term “Released Parties” as used in this Agreement includes:  (a) the Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities (whether or not they are wholly owned); and (b) the past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, agents, representatives, members, associates, employees, and attorneys of each entity listed in subpart (a) above; and (c) the predecessors, successors, and assigns of each entity listed in subparts (a) and (b) above.

4.             Covenant Not to Sue.  The Executive promises not to sue or seek or receive damages from any of the Released Parties for any claim or charge of employment discrimination or for anything that is released under this Agreement except the promise to sue does not apply to claims under the ADEA or the Older Workers’ Benefit Protection Act (“OWBPA”).  The Executive acknowledges that although he is releasing claims that he may have under the ADEA and the OWBPA, the Executive may challenge the knowing and voluntary nature of this Agreement under the ADEA and the OWBPA before a court, the Equal Employment Opportunity Commission, or any other federal, state or local agency charged with enforcement of any employment laws.  The Executive further understands that nothing in this Section 4 prohibits him from bringing a claim in which he seeks to challenge the validity of this Agreement.

5.             No Other Actions or Claims.  The Executive represents and warrants that: (a) the Executive has not filed or initiated any legal or other proceedings against any of the Released Parties (provided, however, that the Executive need not disclose to the Company and the foregoing representation and warranty in this subpart (a) does not apply to, conduct or matters described in Section 7 below); (b) no such proceedings have been initiated against any of the Released Parties on the Executive’s behalf; (c) the Executive is the sole owner of the claims that are released in Section 1 above; (d) none of these claims has been transferred or assigned or caused to be transferred or assigned to any other person, firm or other legal entity; and (e) the Executive has the full right and power to grant, execute, and deliver the releases, undertakings, and agreements contained in this Agreement.

6.             Remedies.  The Executive further agrees to reimburse the Company and its affiliates for all costs and expenditures, including but not limited to reasonable attorneys’ fees and court costs, incurred by any of them in connection with the successful enforcement of any of their rights under Section 4 of this Agreement.

7.             Non-Interference.  Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits the Executive from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving truthful testimony or statements to a governmental or regulatory entity, or from responding if properly subpoenaed or otherwise required to do so under applicable law.

8.             No Admission.  Nothing in this Agreement is intended to or shall be construed as an admission by the Company or any of the other Released Parties that any of them violated any law, interfered with any right, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to the Executive or otherwise.  The Company and the other Released Parties expressly deny any such illegal or wrongful conduct.

9.             ACKNOWLEDGMENTS.  THE EXECUTIVE ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT:  (a) THE EXECUTIVE HAS READ AND UNDERSTANDS THE TERMS AND EFFECT OF THIS AGREEMENT; (b) THE EXECUTIVE RELEASES AND WAIVES CLAIMS UNDER THIS AGREEMENT KNOWINGLY AND VOLUNTARILY, IN EXCHANGE FOR CONSIDERATION IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE ALREADY IS ENTITLED; (c) THE EXECUTIVE HEREBY IS AND HAS BEEN ADVISED TO HAVE THE EXECUTIVE’S ATTORNEY REVIEW THIS AGREEMENT (AT THE EXECUTIVE’S COST) BEFORE SIGNING IT; (d) THE EXECUTIVE HAS TWENTY-ONE (21) DAYS IN WHICH TO CONSIDER WHETHER TO EXECUTE THIS AGREEMENT; AND (e) WITHIN SEVEN (7) DAYS AFTER THE DATE ON WHICH THE EXECUTIVE SIGNS THIS AGREEMENT, THE EXECUTIVE MAY, AT THE EXECUTIVE’S SOLE OPTION, REVOKE THE AGREEMENT UPON WRITTEN NOTICE TO                                , AND THE AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT ANY REVOCATION BY THE EXECUTIVE.  IF THE EXECUTIVE REVOKES THIS AGREEMENT, IT SHALL BE NULL AND VOID.

10.          Assignment.  This Agreement is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and shall be binding upon and inure to the benefit of, any parent or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof.  The Executive may not assign any of his rights or obligations under this Agreement.

11.          Governing Law.  This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Wisconsin, without regard to its choice of law rules.

12.          Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.          Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES STATE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND KNOWINGLY AND VOLUNTARILY INTEND TO BE BOUND THERETO:

ALEX A. MOLINAROLI		JOHNSON CONTROLS, INC.

By:

Date:	Title:

Date:

JOHNSON CONTROLS, INC.
EXECUTIVE EMPLOYMENT AGREEMENT
EXHIBIT C

CHANGE OF CONTROL
EXECUTIVE EMPLOYMENT AGREEMENT

(attached)

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